Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-248234) of Fathom Holdings Inc. of: (i) our report dated June 25, 2021 with respect to the consolidated financial statements of E 4:9 Holdings, LLC; and (ii) our report dated June 30, 2021 with respect to the combined financial statements of Encompass Lending Group, LP, Real Systems Sales Results, LP, Encompass Lending Management, LLC, RSR CO Management, LLC, and Dagley Insurance Agency, LLC, included in this Current Report on Form 8-K/A of Fathom Holdings Inc. dated July 2, 2021.

/s/ KHA Accountants, PLLC

Flower Mound, Texas

July 2, 2021